Exhibit 99.1

Q2 2022 Financial Highlights

July 28, 2022

To Our Members:

We are pleased to announce that, based on our preliminary financial results for the second quarter of 2022, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) declared a dividend of 5.75% (annualized) for Class B1 activity stock and a dividend of 2.375% (annualized) for Class B2 membership stock, an increase on the levels declared in the first quarter of 2022. FHLBank Chicago pays a higher dividend per share on your Class B1 activity stock to recognize members that support the entire cooperative through the use of our products.

We expect to maintain a dividend of at least 5.75% (annualized) for Class B1 activity stock through the third and fourth quarters of 2022, reviewed quarterly and based on current projections and assumptions regarding our financial condition. We are providing this information to assist you in planning your activity with us.

For second quarter 2022, we expect to report net income of $91 million when we file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. Our preliminary and unaudited financial results, details on the dividend payments, and our second quarter financial highlights are provided at the end of this letter.

A Source of Stability for 90 Years and Counting

As this month marks the 90th anniversary of the Federal Home Loan Bank System, as well as the 25th anniversary of our Mortgage Partnership Finance® (MPF®) Program, we proudly express our appreciation to you, our members, and reflect on the critical role the FHLBanks play in supporting the U.S. economy with liquidity in all economic cycles. Uncertainty in the market brings challenges and opportunities – and we are steadfast in our commitment to being a trusted advisor in helping you achieve your goals.

•We ended the second quarter of 2022 with $52.8 billion in advances outstanding, our highest quarter-end advance balance since Q1 2020.
▪We saw increased liquidity and funding needs from our members as loan growth increased and deposit growth has slowed. We are supporting these needs with attractively priced advances and discounts on certain advances.
▪We encourage our members to view our B1 activity stock dividend as an effective reduction in advance rates. We estimate the net benefit of the increased 5.75% dividend on Class B1 activity stock has the effect of lowering your borrowing costs from us, currently estimated at 22 bps1 interest rate reduction.

•On June 29, 2022, FHLBank Chicago and Ginnie Mae announced that the total issuance under the MPF Program surpassed $3 billion in mortgage-backed securities (MBS). The MPF Government MBS product resulted from a relationship forged by
1 Reflects Class B1 activity stock dividend as a reduction to the assumed advance rate, based on a B1 dividend rate of 5.75% for Q2 2022 payable in Q3 2022, an opportunity cost of buying stock (estimated to be the current U.S. Federal Reserve Discount Rate of 0.759%), and 4.50% advance capitalization for illustration purposes only.

FHLBank Chicago and Ginnie Mae to issue securities guaranteed by Ginnie Mae and backed by mortgages originated by Federal Home Loan Bank member financial institutions. The MPF Government MBS product provides participating members, particularly smaller institutions, direct access to the secondary mortgage market.

•Inflationary pressures, along with the Federal Reserve’s quantitative tightening actions, have resulted in substantially increased home prices and mortgage rates in a short time frame, impacting home affordability for many buyers. To help alleviate some of the overall market pressures, FHLBank Chicago is offering summer pricing specials for our MPF Traditional product to enhance member profitability while potentially offering lower mortgage rates to your customers.

•We offer SOFR-linked products to support our members’ LIBOR transition efforts. In addition to our popular Discount Note Floater Advance (A382), we now offer a Callable Floating Rate Advance (A380), which supports the flexible liquidity needs of our members.

•In May 2022, we offered our 2022 COVID-19 Recovery Advance to support our members as they recovered from the pandemic. We are pleased to share that 119 members took advantage of the opportunity, executing a total of $528 million in significantly-below-market rate advances.

•Our events have been back in person this year, for the first time in three years. After the success of our Member Meetings in March, we were happy to host our 2022 FHLBank System Insurance Conference in June. We look forward to seeing many of you next week at our annual marquee event – the 2022 Management Conference, August 4-5, 2022 in Chicago – with keynote speaker Paul Ryan. Attendees will hear valuable insights from distinguished guest speakers on leadership, the economy, politics, business, and innovation. Credit union members can save the date for our 2022 Credit Union Conference, October 6-7, 2022 in Chicago. Registration will open on August 10.

Providing Support for Your Communities

We remain focused on how we can create and promote equitable opportunities across our District through our product offerings and have some updates to share on both our longstanding and newly created community investment programs:

•Our new Community First® Accelerate Grants for Small Business, a pivot from our previous Community First® Capacity-Building Grant Program, provide flexible grant funds to strengthen small businesses in Illinois and Wisconsin. Applications will be accepted from August 2 – September 9, 2022. We continue to offer our Community Small Business Advance with an initial rate of 0% to support local economies and community revitalization across our District.

•Our inaugural Community First® Diverse Developer Initiative received 32 applications, requesting over $5 million. This competitive grant program provides nonprofit and for-profit organizations, in collaboration with our members, with funding for career and talent development initiatives supporting diverse developers of affordable housing across Illinois and Wisconsin. We will announce the award recipients next month.

•Our Downpayment Plus® (DPP®) Programs continue to provide our members easy-to-access downpayment and closing cost assistance to help your income-eligible customers achieve homeownership. In honor of National Homeownership Month in June, we hosted a special DPP webinar on June 16. The recording and other resources are available on our DPP webpage. We anticipate providing $18 million in downpayment assistance throughout 2022.

•Our 2022 Affordable Housing Program (AHP) General Fund closed on June 10, 2022. Forty members and 48 sponsors jointly submitted 67 applications for approximately $41.9 million in subsidy to support the construction, acquisition, and/or rehabilitation of more than 3,500 housing units. We expect to award approximately $20.7 million this year and will announce the awards in late October.

We value your feedback and close with a few reminders to ensure your continued access to our services and that your voice is heard as we plan for the future:

•We require a Member Security Administrator (MSA) from each institution to annually review their institution’s eBanking user authorization roles and access permissions. Complete your eBanking Administration Recertification by August 31, 2022.

•Take part in a unique opportunity to provide feedback on potential new eBanking features through one of our Member Focus Groups running through December 2022.

•Ballots for our 2022 Member and Independent Director Election will be sent to eligible member institutions in September and the voting deadline is October 20, 2022.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Michael Ericson
President and CEO

Second Quarter Dividend and Financial Highlights

On July 28, 2022, the Board of Directors of FHLBank Chicago declared a dividend of 5.75% (annualized) for Class B1 activity stock and a dividend of 2.375% (annualized) for Class B2 membership stock based on preliminary financial results for the second quarter of 2022.
The dividend for the second quarter of 2022 will be paid by crediting your DID account on August 15, 2022. Any future dividend payments remain subject to determination and declaration by our Board of Directors and may be impacted by further changes in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Selected financial data is below. For more details, please refer to the Condensed Statements of Condition and Condensed Statements of Income. The financial results discussed are preliminary and unaudited. We expect to file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. After it is filed, you will be able to access it on
fhlbc.com or through the SEC’s reporting website.

•Advances outstanding increased to $52.8 billion at June 30, 2022, compared to $48.0 billion at December 31, 2021 attributable to increased borrowings from our depository institutions.

•MPF® loans held in portfolio continued to remain steady at $10.0 billion at June 30, 2022, compared to $9.8 billion at December 31, 2021.

•Total investment securities decreased 18% to $20.8 billion at June 30, 2022, compared to $25.5 billion at December 31, 2021, attributable to a reduction in investment in U.S. Treasuries and a decline in the fair value of our available-for-sale (AFS) portfolio driven by rising market interest rates.

•Total liquid assets increased to $21.0 billion at June 30, 2022, compared to $13.2 billion at December 31, 2021. We maintain a sufficient pool of liquidity to support anticipated member demand for advances and letters of credit.

•Total assets increased to $105.2 billion as of June 30, 2022, compared to $97.0 billion as of December 31, 2021.

•Letters of credit commitments increased to $13.1 billion at June 30, 2022, compared to $11.3 billion at December 31, 2021.

•We recorded net income of $91 million in the second quarter of 2022, up $13 million compared to the second quarter of 2021, with the increase primarily driven by increased returns on our liquid assets as interest rates rose during the period.

•In the second quarter of 2022, noninterest income was $5 million, an increase of $15 million when compared to a $(10) million (loss) for the second quarter of 2021. Gains from derivatives used to hedge our market risk exposure was the primary driver of this increase. There was also a significant decline in the average balance of our trading securities outstanding for the period resulting from a decline in investment in U.S. Treasuries, which in turn reduced the amount of losses incurred on our trading portfolio.

•We remained in compliance with all of our regulatory capital requirements as of June 30, 2022.

Forward-Looking Information: This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance of dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the impact of the COVID-19 pandemic on the global and national economies and on our and our members’ businesses, geopolitical instability or conflicts, maintaining compliance with regulatory and statutory requirements (including relating to our dividend payments and retained earnings), any decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, instability in the credit and debt markets, economic conditions including inflation and housing prices, and the effects on, among other things, mortgage-backed securities, changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of changes to Federal Home Loan Bank membership requirements, capital requirements and guidance, and liquidity requirements and guidance by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to retain and recruit qualified personnel, our ability to protect the security of our information systems and manage any failures, interruptions, or breaches, uncertainties relating to the phase-out of the London Interbank Offered Rate (LIBOR), and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. “Community First,” “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are federally registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2022	December 31, 2021	Change
Cash and due from banks, interest earning deposits, Federal Funds sold, and securities purchased under agreement to resell	$20,984	$13,167	59%
Investment debt securities	20,782	25,461	(18)%
Advances	52,811	48,049	10%
MPF Loans held in portfolio, net of allowance for credit losses	9,953	9,843	1%
Other	624	434	44%
Assets	$105,154	$96,954	8%

Consolidated obligation discount notes	$31,525	$24,563	28%
Consolidated obligation bonds	64,519	63,373	2%
Other	2,224	2,266	(2)%
Liabilities	98,268	90,202	9%
Capital stock	2,445	2,149	14%
Retained earnings	4,401	4,261	3%
Accumulated other comprehensive income (loss)	40	342	(88)%
Capital	6,886	6,752	2%
Total liabilities and capital	$105,154	$96,954	8%

Member standby letters of credit - off balance sheet	$13,080	$11,317	16%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	Three months ended June 30,			Six months ended June 30,
	2022	2021	Change	2022	2021	Change
Interest Income	357	225	59%	$584	$417	40%
Interest expense	(203)	(72)	182%	(275)	(154)	79%
Net interest income	154	153	1%	309	263	17%
Reversal of (provision for) credit losses	—	(1)	100%	(1)	(1)	—%
Net interest income after reversal of (provision for) credit losses	154	152	1%	308	262	18%
Noninterest income	5	(10)	150%	15	(23)	165%
Noninterest expense	(58)	(55)	5%	(116)	(116)	—%
Income before assessments	101	87	16%	207	123	68%
Affordable Housing Program assessment	(10)	(9)	11%	(21)	(13)	62%
Net income	$91	$78	17%	$186	$110	69%

Average interest earning assets	$101,537	$95,963	6%	$100,601	$95,989	5%
Net interest income yield on average interest earning assets	0.61%	0.64%	(0.03)%	0.61%	0.55%	0.06%